Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Stephen C. Forsyth 203-969-0666 ext. 425 stephen.forsyth@hexcel.com

Media:
Michael W. Bacal 203-969-0666 ext. 426 michael.bacal@hexcel.com

Hexcel Corporation Summarizes its First Quarter,

2005 Debt Refinancing Actions

Will Significantly Reduce Interest Expense and Extend Debt Maturities

STAMFORD, Connecticut — March 28, 2005 — Hexcel Corporation (NYSE/PCX: HXL) today described the debt refinancing actions it has taken during the first quarter of 2005, and the impact of the refinancing on the Company’s consolidated financial statements.  The purpose of the refinancing was to reduce interest expense, establish pre-payable senior debt and extend the maturities of the Company’s long-term debt.

During the first quarter of 2005, Hexcel has taken the following actions to refinance substantially all of its long-term debt by March 31, 2005:

•                  On January 27, 2005, the Company entered into an agreement to issue $225.0 million in principal amount of 6.75% senior subordinated notes due 2015.

•                  On January 31, 2005, the Company initiated a tender offer and consent solicitation with respect to its 9.875% senior secured notes due 2008, the completion of which was subject to various conditions including the closing of a new senior secured credit facility.

•                  On February 1, 2005, the Company closed the issuance of $225.0 million in principal amount of 6.75% senior subordinated notes due 2015.  The notes were offered pursuant to Rule 144A under the Securities Act of 1933 with registration rights.  The Company announced that $194.9 million of the net proceeds from the offering were remitted to the trustee for Hexcel’s 9.75% senior subordinated notes due 2009 for the purpose of redeeming $185.3 million principal amount of such notes (including the related accrued interest and call premium).

•                  On March 1, 2005, the Company entered into a new $350.0 million senior secured credit facility (the “New Facility”), consisting of a $225.0 million term loan and a $125.0 million revolving loan.  The New Facility replaced the Company’s existing $115.0 million five-year secured revolving credit facility.  The terminated credit facility was scheduled to expire on March 31, 2008.  The term loan under the New Facility is scheduled to mature on March 1, 2012 and the revolving loan under the New Facility is scheduled to expire on March 1, 2010.  The spread over LIBOR payable on advances under the facility varies based on the Company’s total leverage.  The initial interest rates on the term loan and revolving loan are LIBOR +175bps and LIBOR +200bps, respectively.  The New Facility is secured by a pledge of assets that includes, among other things, the receivables, inventory, property, plant and equipment and intellectual property of Hexcel Corporation and its material U.S. subsidiaries, and 65% of the share capital of Hexcel’s Danish subsidiary and first-tier U.K. subsidiary.  Proceeds from a portion of the term loan under the New Facility were used to repurchase the outstanding $125.0 million principal amount of Hexcel’s 9.875% senior secured notes due 2008 pursuant to the previously announced tender offer and consent solicitation.  The total consideration paid for each $1,000 principal amount of notes tendered and accepted for payment in accordance with the terms of the Offer to Purchase and Consent Solicitation Statement dated January 31, 2005 was $1,112.60 plus accrued and unpaid interest.

•                  Also on March 1, 2005, the Company announced that it had called for redemption the remaining $100.0 million principal amount of its 9.75% senior subordinated notes due 2009 and the remaining $19.2 million principal amount of its 7% convertible subordinated debentures due 2011.  The redemption price for the 9.75% senior subordinated notes is 103.9% plus accrued interest.  The redemption price for the 7% convertible subordinated debentures is 100% plus accrued interest.  The redemption date for each is March 31, 2005.  The redemptions will be financed utilizing cash on hand together with advances under the term loan and revolving loan of the New Facility.

Cash costs to be incurred in completing the refinancing include:

(i)                                     $25.2 million of premiums to tender for the 9.875% senior subordinated notes due 2008 and to call the 9.75% senior subordinated notes due 2009,

(ii)                                  $13.4 million of anticipated transaction costs in connection with the issuance of the new debt, including costs under the registration rights agreement related to the 6.75% senior subordinated due 2015, and the redemption of existing debt, and

(iii)                               $3.6 million of fair value payment to cancel the Company’s interest rate swap agreements related to $100.0 million of its 9.75% senior subordinated notes due 2009.

In addition, an aggregate amount of $9.9 million of accrued interest will be paid upon the completion of the refinancing including the redemption of the debt securities on March 31, 2005. Had the refinancing occurred as of December 31, 2004, the transaction related expenditures would have increased Hexcel’s total debt, net of cash, from $374.2 million to $429.2 million.

	Unaudited
Schedule of Net Debt	As Reported	Pro-Forma
(In millions)	December 31, 2004	December 31, 2004
Senior secured credit facility due 2008	$—	$—
New Senior secured revolving credit facility due 2010	—	27.0
New Senior secured term loan due 2012	—	225.0
European credit and overdraft facilities	0.7	0.7
9.875% Senior secured notes due 2008, net of unamortized discount of $0.9 as of December 31, 2004	124.1	—
6.75% Senior subordinated notes due 2015	—	225.0
9.75% Senior subordinated notes due 2009, net of unamortized discount of $0.6 and $1.4 for derivative contracts as of December 31, 2004	283.3	—
7.0% Convertible subordinated debentures due 2011	19.2	—
Total notes payable	427.3	477.7
Capital lease obligations	4.1	4.1
Total notes payable and capital lease obligations	$431.4	$481.8

Cash and cash equivalents	57.2	52.6
Net Debt	$374.2	$429.2

During the first quarter of 2005, the Company will record a charge of $40.3 million related to the tender and call premiums paid, transaction costs associated with the repayment of debt, the write-off of unamortized deferred financing costs and original issuance discount associated with the debt redeemed, and the settlement of its interest rate swap agreements.  In addition, interest expense in the first quarter of 2005 will be increased by $1.3 million due to the lag between the issuance of the 6.75% senior subordinated notes due 2015 on February 1, 2005 and the partial redemption of the 9.75% senior subordinated notes due 2009 on March 3, 2005.

Assuming that the debt refinancing occurred on January 1, 2004, Hexcel’s 2004 net interest expense would have been $34.0 million compared to the reported expense of $47.7 million.  The

Company will begin to experience the benefit of the refinancing beginning in the second quarter of 2005.

	Unaudited
2004 Interest Expense	As Reported	Pro-Forma
(In millions)	December 31, 2004	December 31, 2004

Interest on debt instruments	$45.0	$31.2
Benefit of interest rate swap agreements	(2.0)	—
Banking, commitment and other fees	1.4	1.0
Amortization of financing costs and discounts (non-cash)	3.3	1.8
Interest Expense	$47.7	$34.0

In addition, the refinancing will have a significant impact on scheduled maturities and expiration dates of financial obligations.  The following table (which was originally included in the Company’s 2004 Annual Report on Form 10-K) has been updated assuming that the refinancing actions noted above occurred as of December 31, 2004 and summarizes the revised scheduled maturities of financial obligations and expiration dates for the years ended 2005 through 2009 and thereafter as of December 31, 2004.

Pro-Forma (In millions)	2005	2006	2007	2008	2009	Thereafter	Total
New Senior secured revolving credit facility due 2010	$—	$—	$—	$—	$—	$27.0	$27.0
New Senior secured term loan due 2012	1.7	2.2	2.2	2.3	2.3	214.3	225.0
European credit and overdraft Facilities	0.7	—	—	—	—	—	0.7
6.75% Senior subordinated notes due 2015	—	—	—	—	—	225.0	225.0
Capital leases	0.3	0.3	0.3	0.4	0.4	2.4	4.1
Subtotal	2.7	2.5	2.5	2.7	2.7	468.7	481.8
Operating leases	5.9	4.8	3.2	2.3	1.9	6.5	24.6
Total financial obligations	$8.6	$7.3	$5.7	$5.0	$4.6	$475.2	$506.4

Letters of credit	$24.3	$—	$—	$—	$—	$—	$24.3
Interest payments	27.7	27.6	27.5	27.4	27.2	107.6	245.0
Benefit plan contributions	5.8	—	—	—	—	—	5.8
Total commitments	$57.8	$27.6	$27.5	$27.4	$27.2	$107.6	$275.1

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Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.